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                                                      EXHIBIT 4.5



$150,000,000              Dallas, Texas        September 29, 1997


          ENSERCH EXPLORATION, INC., a Texas corporation ("Maker"), for value received, promises and agrees to pay on demand, or if no demand has been made, on August 4, 2005, to the order of EEX CAPITAL INC., a Delaware corporation ("Payee") as successor by merger to EEX Capital L.L.C., a Delaware limited liability company, in lawful money of the United States of America the sum of ONE HUNDRED FIFTY MILLION DOLLARS ($150,000,000.00), together with interest thereon from and after the date hereof until maturity. Capitalized terms used and not otherwise defined herein shall have the meanings attributed thereto in that certain Subordinated Promissory Note dated September 29, 1997 made by Payee in favor of MIStS Issuer L.L.C. ("MIStS Issuer") in the principal amount of $75,000,000 (the "EEX Capital Subordinated Note").

          From and after the date hereof, this Subordinated Promissory Note: (a) shall be subject to the terms of that certain Subordination Agreement dated as of September 29, 1997 executed by Payee in favor of The Chase Manhattan Bank, as Administrative Agent and for the benefit of the Lenders from time to time party to the EEX Credit Agreement hereinafter described (the "Subordination Agreement"), and (b) shall replace that certain demand note dated June 5, 1997 in the original face principal amount of $150,000,000 made by Maker in favor of Payee (the "Existing Note") and to re-evidence the loan evidenced by the Existing Note, which loan remains outstanding as of the date hereof. Notwithstanding the execution of the replacement of the Existing Note with this Subordinated Promissory Note, any accrued and unpaid interest under the Existing Note as of the date hereof shall remain outstanding and shall be payable in full on the next Interest Payment Date hereunder.

          Section 1. Interest and Payment. Subject in each of the following cases to the terms of the Subordination Agreement:

          (a) Interest shall accrue on the unpaid principal balance of this Subordinated Promissory Note for each Interest Period at the rate of interest equal to the lesser of (i) the sum of the Dividends and Additional Amounts owing for the continuous Dividend Period for the Preferred Securities whether or not such Dividends or Additional Amounts are described or paid and (ii) the Maximum Rate (defined below);

          (b) The outstanding principal balance of this Subordinated Promissory Note shall be due and payable on demand, but if no demand has been made, on August 4, 2005. Interest on the unpaid principal balance of this Subordinated Promissory Note shall be due and payable on each Interest Payment Date, commencing on the Interest Payment Date occurring on December 31, 1997, until the maturity hereof (whether due to demand, a Maturing Event, or expiration of term), at which time all unpaid principal of and accrued interest on this Subordinated Promissory Note shall be due and payable; and

          (c) Maker may prepay principal on this Subordinated Promissory Note upon ten (10) Business Days' prior notice to Payee and the Placement Agent which notice shall specify the prepayment date (which shall be a Dividend Payment Date) and the amount of the prepayment (which shall be at least $10,000,000 or any whole multiple of $100,000 in excess thereof or the remaining aggregate principal balance outstanding on this Subordinated Promissory Note) and shall be irrevocable and effective only upon receipt by Payee and the Placement Agent, provided that interest on the principal prepaid, accrued to the prepayment date, shall be paid on the prepayment date.

          Section 2. General Provisions.

          All principal, interest and other sums payable under this Subordinated Promissory Note shall be paid on the day when due in immediately available funds in lawful money of the United States of America. All payments made as scheduled on this Subordinated Promissory Note shall be applied, to the extent thereof, first to accrued but unpaid interest and the balance to unpaid principal.

          Notwithstanding the failure of the holder hereof to make prior actual demand hereon, this Subordinated Promissory Note shall mature and, subject to the Subordination Agreement, be due and payable at once, without demand, upon the occurrence of any of the following events (each, a "Maturing Event"):

          (a) If Maker shall fail to pay when due any principal of or interest on this Subordinated Promissory Note and such failure shall continue unremedied for a period of thirty (30) days; or

          (b) If Maker, Payee or MIStS Issuer shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

          (c) If Maker, Payee or MIStS Issuer shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (iv) file a petition, as debtor, seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code, or (vi) take any corporate or partnership action for the purpose of effecting any of the foregoing;

          (d) If a proceeding or case shall be commenced, without the application or consent of Maker, Payee or MIStS Issuer in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of Maker, Payee or MIStS Issuer of all or any substantial part of its Property, or (iii) similar relief in respect of Maker, Payee or MIStS Issuer under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days; or (iv) an order for relief against Maker, Payee or MIStS Issuer shall be entered in an involuntary case under the Federal Bankruptcy Code; or

          (e) If any "Event of Default" under and as defined in the EEX Capital Subordinated Note shall occur which is not covered by the foregoing subparagraph (b), (c) or (d).

          Upon the occurrence of a Maturing Event under subparagraph (a) or (e) above, subject to the terms of the Subordination Agreement, Payee shall have the right to declare the unpaid principal balance and accrued but unpaid interest on this Subordinated Promissory Note at once due and payable (and upon such declaration, the same shall be at once due and payable) and to exercise any of its other rights, powers and remedies under this Subordinated Promissory Note or at law or in equity. Upon the occurrence of a Maturing Event under subparagraph (b),
(c) or (d) above, the entire unpaid principal balance of this Subordinated Promissory Note and all accrued but unpaid interest thereon shall automatically be accelerated and immediately due and payable in full, without notice, presentment, protest, demand or notice of any kind, each of which is hereby expressly waived by Maker.

          Subject to the terms of the Subordination Agreement, this Subordinated Promissory Note is a demand note subject to being called at any time without reason upon actual demand by the holder hereof. The inclusion of a payment schedule and maturity clause in this Subordinated Promissory Note is merely to provide terms for payment and acceleration in the absence of actual demand, and does not affect or impair the holder's absolute right, subject to the Subordination Agreement, to demand payment of this Subordinated Promissory Note at any time without reason. Maker has agreed that the holder may delay demand until, or make demand at any time before, the maturity date otherwise specified above.

          Neither the failure by the holder hereof to exercise, nor delay by the holder hereof in exercising, the right to accelerate the maturity of this Subordinated Promissory Note or any other right, power or remedy upon any Maturing Event shall be considered as a waiver of such Maturing Event or as a waiver of the right to exercise any such right, power or remedy at any time. Without limiting the generality of the foregoing provisions, the acceptance by Payee from time to time of any payment under this Subordinated Promissory Note which is past due or which is less than the payment in full of all amounts due and payable at the time of such payment, shall not constitute a waiver of or impair or establish any right or remedy of Payee.

          It is the intent of Payee and Maker in the execution of this Subordinated Promissory Note to contract in strict compliance with applicable usury law. In furtherance thereof, Payee and Maker stipulate and agree that none of the terms and provisions contained in this Subordinated Promissory Note, or in any other instrument executed in connection herewith, shall ever be construed to create a contract to pay for the use, forbearance or detention of money, or interest at a rate in excess of the Maximum Rate; that neither Maker nor any guarantors, endorsers or other parties now or hereafter becoming liable for payment of this Subordinated Promissory Note shall ever be obligated or required to pay interest on this Subordinated Promissory Note at a rate in excess of the Maximum Rate; and that the provisions of this paragraph shall control over all other provisions of this Subordinated Promissory Note and any other instruments now or hereafter executed in connection herewith which may be in apparent conflict herewith. The holder of this Subordinated Promissory Note expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event demand is made prior to the maturity date hereof or if the maturity of this Subordinated Promissory Note is accelerated. If demand shall be made, or if the maturity of this Subordinated Promissory Note shall be accelerated for any reason or if the principal of this Subordinated Promissory Note is paid prior to maturity of this Subordinated Promissory Note, and as a result thereof the interest received for the actual period of existence of the loan evidenced by this Subordinated Promissory Note exceeds the Maximum Rate, the holder of this Subordinated Promissory Note shall, at its option, either refund to Maker the payment of such excess or credit the amount of such excess against the principal balance of this Subordinated Promissory Note then outstanding and thereby shall render inapplicable any and all penalties of any kind provided by applicable law as a result of such excess interest. In the event that Payee or any other holder of this Subordinated Promissory Note shall contract for, charge or receive any amount or amounts and/or any other thing of value which is determined to constitute interest which would increase the effective interest rate on this Subordinated Promissory Note to a rate in excess of the Maximum Rate, an amount equal to interest in excess of the Maximum Rate shall, upon such determination, at the option of the holder of this Subordinated Promissory Note, be either immediately returned to Maker or credited against the principal balance of this Subordinated Promissory Note then outstanding, in which event any and all penalties of any kind under applicable law a result of such excess interest shall be inapplicable. As used herein, the term "Maximum Rate" means the maximum nonusurious rate of interest per annum permitted by Texas law, including to the extent permitted by applicable law, any amendments thereof hereafter or any new law hereafter coming into effect to the extent a higher Maximum Rate is permitted thereby. To the extent, if any, that Chapter One ("Chapter One") of Title 79, Texas Revised Civil Statutes, 1925, as amended, establishes the Maximum Rate, the Maximum Rate shall be the "indicated rate ceiling" (as defined in Chapter One) in effect from time to time. The Maximum Rate shall be applied by taking into account all amounts characterized by applicable law as interest on the debt evidenced by this Subordinated Promissory Note, so that the aggregate of all interest does not exceed the maximum nonusurious amount permitted by applicable law.

          Maker waives demand (unless upon occurrence of the stated maturity date), presentment for payment, notice of dishonor, protest and notice of protest, diligence in collecting or in bringing suit against any party to this Subordinated Promissory Note, and the application of any bank balance or collateral security or the proceeds therefrom as payment or part payment on this obligation or as an offset to this note, and agrees to all extensions and partial payments, with or without notice, before or after maturity (whether due to demand, a Maturing Event or expiration of term).

          All of the covenants, stipulations, promises, and agreements contained in this Subordinated Promissory Note by or on behalf of Maker shall bind its successors and assigns.

          THIS SUBORDINATED PROMISSORY NOTE, AND ITS VALIDITY,
ENFORCEMENT AND INTERPRETATION, SHALL BE GOVERNED BY TEXAS LAW.

          Time shall be of the essence in this Subordinated
Promissory Note with respect to all of Maker's obligations hereunder.

          THIS NOTICE REPRESENTS THE FINAL AGREEMENT BETWEEN MAKER AND PAYEE AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF MAKER AND PAYEE. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN MAKER AND PAYEE.

                              ENSERCH EXPLORATION, INC.


                              By:/s/ J. T. Leary
                                 -----------------------------
                                 J.T. Leary
                                 Vice President-Finance